Exhibit (a)(5)

Theravance Announces Expiration of Stockholder Put Period

SOUTH SAN FRANCISCO, CA/September 13, 2007 — Theravance, Inc. (NASDAQ: THRX) today announced that the period during which holders of its common stock could require Theravance, using funds provided by GlaxoSmithKline plc (NYSE: GSK), to redeem up to 50% of their shares of common stock for $19.375 per share (the “Put Right”) expired at 5:00 p.m. EDT on September 12, 2007 (the “Expiration Time”).

According to the report of the depositary agent for the Put Right, as of the Expiration Time, an individual stockholder had properly exercised the Put Right for one share of common stock.  The depositary agent will promptly pay $19.375 per share for the share accepted for purchase. The closing sales price of Theravance common stock on September 12, 2007 as reported on the NASDAQ Stock Market was $28.50 per share.

In exchange for GSK providing the funds to pay the purchase price for the one share of common stock, and pursuant to its certificate of incorporation, Theravance will issue to GSK one share of its Class A common stock.  The common share purchased by Theravance pursuant to exercise of the Put Right will be retired and cancelled.

A Notice of the Put Right, describing the terms and conditions of the Put Right, was previously mailed to Theravance stockholders and filed as an exhibit to Theravance’s Schedule TO filed with the Securities and Exchange Commission on August 1, 2007.

About Theravance

Theravance is a biopharmaceutical company with a pipeline of internally discovered product candidates. Theravance is focused on the discovery, development and commercialization of small molecule medicines across a number of therapeutic areas including respiratory disease, bacterial infections and gastrointestinal motility dysfunction. Of the five programs in development, four are in late stage - its telavancin program focusing on treating serious Gram-positive bacterial infections with Astellas Pharma Inc., the Gastrointestinal Motility Dysfunction program, the Beyond Advair collaboration with GlaxoSmithKline plc, and TD-1792 for the treatment of serious Gram-positive infections. By leveraging its proprietary insight of multivalency toward drug discovery focused on validated targets, Theravance is pursuing a next generation strategy designed to discover superior medicines in large markets. For more information, please visit the company’s web site at www.theravance.com.

THERAVANCE®, the Theravance logo, and MEDICINES THAT MAKE A DIFFERENCE® are registered trademarks of Theravance, Inc.

This press release contains certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Theravance intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements relating to the goals and the enabling capabilities of Theravance’s approach to drug discovery and its proprietary insights. These statements are based on the current estimates and assumptions of the management of Theravance as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance to be materially different from those reflected in its forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to delays or difficulties in commencing or completing clinical and preclinical studies, the potential that results of clinical or preclinical studies indicate product candidates are unsafe, ineffective, inferior or not superior, and delays or failure to achieve regulatory approvals, and risks of collaborating with third parties to develop and commercialize products. These and other risks are described in greater detail under the heading “Risk Factors” contained in Item 1A of Theravance’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on August 8, 2007, and the risks discussed in our other filings with the SEC. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance assumes no obligation to update its forward-looking statements.

Contact Information:

Allison Parker, Director, Investor Relations
650-808-4100
investor.relations@theravance.com